Sub-Item 77C:  Submission of matters to a vote of security holders

Shareholder Meeting Results (Unaudited)

The following proposals were addressed and approved at a Special Meeting of Shareholders held on February 12, 2010.

Proposal to approve amendments to the Investment Management Agreement between the below referenced fund and HL Investment Advisors, the purpose of which are to combine the administrative services for the fund with the management services for the fund under a single agreement.

Fund      For   Against  Abstain
Hartford Advisers HLS Fund   223,067,011.189  6,363,297.030 7,410,467.233
Hartford Capital Appreciation HLS Fund  210,113,816.509  9,162,319.671 5,837,860.371
Hartford Disciplined Equity HLS Fund  106,930,535.503  2,502,306.588 3,027,981.284
Hartford Dividend and Growth HLS Fund  254,586,182.927  6,930,369.549 8,412,384.107
Hartford Global Growth HLS Fund   38,457,876.826  1,116,595.036 1,018,136.567
Hartford Global Health HLS Fund   12,598,730.054  333,711.364 376,516.536
Hartford Global Research HLS Fund  9,832,297.436  204,613.642 303,783.446
Hartford Growth HLS Fund   26,880,498.747  609,731.058 868,656.261
Hartford High Yield HLS Fund   71,849,029.344  1,994,128.998 2,286,514.929
Hartford Index HLS Fund    31,589,106.659  1,806,411.122 1,358,885.199
Hartford International Opportunities HLS Fund 112,320,364.058  4,312,282.994 3,698,004.148
Hartford MidCap HLS Fund   44,645,604.987  1,046,244.728 881,848.032
Hartford MidCap Value HLS Fund   55,291,182.549  1,436,776.382 1,293,022.126
Hartford Money Market HLS Fund   2,975,291,639.238 121,286,076.715 136,617,817.837
Hartford Small Company HLS Fund   43,635,267.383  2,410,785.739 917,306.337
Hartford Stock HLS Fund    60,519,397.033  1,806,292.768 1,759,778.568
Hartford Total Return Bond HLS Fund  381,164,232.460  11,700,479.471 11,216,002.353
Hartford Value HLS Fund    30,814,371.274  645,775.216 909,617.349

Proposal to elect Lemma Senbet and John Walters, each currently a Director, as Directors of Hartford Series Fund Inc.

Lemma W. Senbet

Funds    For   Withheld
Hartford Series Fund, Inc. 5,079,578,022.902 241,839,974.106

John C. Walters

Funds    For   Withheld
Hartford Series Fund, Inc. 5,081,138,302.186 240,279,694.822